EXHIBIT (a)(1)(g)

Confirmation Email to Employees who Elect to Participate in the Stock Option Exchange Program

      Centillium Communications, Inc. has received your election form, by which you elected to have some or all of your outstanding options with exercise prices equal to or greater than $4.00 per share and all of your outstanding options granted to you on or after May 30, 2004 cancelled in exchange for new options to be granted at least six months and one day later, subject to the terms and conditions of the offer.

      If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was previously provided to you, and faxing it to Tony Webster at fax number (510) 771-3951 or hand deliver it to Tony Webster in Human Resources at Centillium Communications, Inc., 215 Fourier Avenue, Fremont, CA 94539 U.S.A. before 9:00 p.m., Pacific Time, on December 28, 2004. Only withdrawal forms that are complete, signed and actually received by Tony Webster by the deadline will be accepted. Withdrawal forms submitted by U.S. mail or other post and Federal Express are not permitted. If you have questions, please direct them to:

Scott Kamsler	or	Dorothy An	or	Tony Webster
Centillium Communications		Centillium Communications		Centillium Communications
215 Fourier Avenue		215 Fourier Avenue		215 Fourier Avenue
Fremont, California 94539		Fremont, California 94539		Fremont, California 94539
(510) 771-3917		(510) 771-3403		(510) 771-3533

      Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Centillium will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Centillium gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, email or other method of communication. Centillium’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

      This notice does not constitute the offer to exchange. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the offer to exchange); (2) the election form; and (3) the withdrawal form.

Confirmation Email to Employees who Withdraw their Stock Options from the Exchange Offer

      Centillium Communications, Inc. has received your withdrawal form, by which you rejected Centillium Communications, Inc.’s offer to exchange some or all of your eligible outstanding options for new options to be granted at least six months and one day later.

      If you change your mind, you may once again elect to exchange some or all of your eligible options by submitting a new election form by faxing it to Tony Webster at fax number (510) 771-3951 or hand delivering it to Tony Webster in Human Resources at Centillium Communications, Inc., 215 Fourier Avenue, Fremont, CA 94539 U.S.A. before 9:00 p.m., Pacific Time, on December 28, 2004. If you have questions, please direct them to:

Scott Kamsler	or	Dorothy An	or	Tony Webster
Centillium Communications		Centillium Communications		Centillium Communications
215 Fourier Avenue		215 Fourier Avenue		215 Fourier Avenue
Fremont, California 94539		Fremont, California 94539		Fremont, California 94539
(510) 771-3917		(510) 771-3403		(510) 771-3533

      This notice does not constitute the offer to exchange. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the offer to exchange); (2) the election form; and (3) the withdrawal form.

1